Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

TERMINATION OF SHARE RIGHTS PLAN

Minneapolis, MN, May 9, 2013 — Christopher & Banks Corporation (NYSE: CBK) today announced that its Board of Directors approved, and the Company entered into, an amendment to the Company’s shareholder rights agreement (the “Rights Plan”) accelerating the expiration date of the Rights Plan to May 9, 2013 from July 5, 2014.  Accordingly, as of 5:00 p.m., New York time, today, May 9, 2013, the rights issued pursuant to the Rights Plan will expire and will no longer be outstanding, and the Rights Plan will terminate as of that time.  Stockholders do not have to take any action as a result of this termination.

The Rights Plan was adopted on July 5, 2012 in order to support management’s efforts to stabilize the business and to provide sufficient time for the turnaround then underway, after the Company had rejected an unsolicited proposal to acquire all of the Company’s outstanding stock.  The Board determined to accelerate the termination date of the Rights Plan in light of the fact that the circumstances giving rise to the adoption of the Rights Plan are no longer present.

The Board is not aware of, nor is it terminating the Rights Plan, in anticipation of any pending or threatened take-over bid or offer for the common shares of the Company.

About Christopher & Banks Corporation

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of May 9, 2013, the Company operates 603 stores in 44 states consisting of 379 Christopher & Banks stores, 156 stores in their women’s plus size clothing division CJ Banks, 43 MPW stores and 25 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

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